Exhibit 10.1



                  Summary of Non-Employee Director Compensation


The chairman of our board of directors is paid a fee of $1250.00 per month.

All other non-employee directors are each paid fees of $1050.00 per month.

Attendance  of a Board  Committee  meeting by a  committee  member:
$175.00 per meeting